Exhibit 99

United Heritage To Issue Dividend In Conjunction With Merger

MIDLAND, Texas, April1 17 2006 /PRNewswire-FirstCall/ -- United Heritage Corporation (Nasdaq: UHCP - News) announced today that its Board of Directors and majority shareholder, Lothian Oil Inc., have amended the Merger Agreement and Plan of Reorganization that was executed by them on February 22, 2006. Pursuant to the amendment, as of a record date to be fixed by the Board of Directors, each holder of United Heritage common stock (with the exception of Lothian Oil Inc.) will receive a stock purchase warrant to purchase one share of United Heritage common stock for each share of United Heritage common stock owned by the shareholder. The warrant exercise price will be $3.00 per share and the term of the warrant will be five years.

Lothian Oil is an oil and gas exploration and development company. Lothian acquires, develops and manages oil and gas properties that have recognized and unrealized value. Headquartered in New York, Lothian has offices in Midland, Texas, and Artesia, New Mexico. Lothian currently operates oil and gas properties in the Permian Basin of New Mexico.

United Heritage is an oil and gas exploration and production company based in Midland, Texas. Through subsidiaries, it holds four leasehold properties in Edwards County, Texas and Chaves and Roosevelt Counties, New Mexico.

All statements in this news release that are not statements of historical fact are forward-looking statements. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Many of these risks and uncertainties are identified in filings made by United Heritage with the Securities and Exchange Commission. United Heritage assumes no obligation to update these forward-looking statements, and does not intend to do so. Please refer to the risk factors and other information included in the Form 10-KSB and other filings filed by United Heritage with the Securities and Exchange Commission.

Contact:
United Heritage Corporation
C. Scott Wilson, Chief Executive Officer
Tel: (432) 686 2618 Fax: (432) 686 2644